EXHIBIT 5
May 14, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  M. A. Hanna Company
          Voluntary Non-Qualified Deferred Compensation Plan
          Form S-8 Registration Statement

Ladies and Gentlemen:

As Vice President, General Counsel and Secretary of M.A. Hanna Company, a Delaware corporation (the "Company"), I am familiar with the proceedings taken, and proposed to be taken, in connection with the Voluntary Non-Qualified Deferred Compensation Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary for the purposes of this opinion. Based on the foregoing, I am of the opinion that (1) shares of common stock, par value $1 each, of the Company which may be issued or transferred and delivered pursuant to the Plan will be, when so issued or transferred and delivered in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable and
(2) the plan interests issuable pursuant to the Plan, when issued upon receipt of the consideration provided for under the Plan and in the manner contemplated by the Plan, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect the registration under the Securities Act of 1933 of the shares of common stock of the Company subject to the Plan and the plan interests issuable pursuant to the Plan.

Very truly yours,



/s/John S. Pyke, Jr.
Vice President, General Counsel and Secretary